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                                                                    Exhibit 10.2

                    PRODUCT DEVELOPMENT AND LICENSE AGREEMENT

THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is made as of February 6, 2004 (the "Effective Date"), by and between BCONNECTED SOFTWARE, INC., a Delaware corporation, with its principal office located at 380 Interlocken Crescent, Suite 770, Broomfield, Colorado 80021 ("bConnected") and TRAC MEDICAL SOLUTIONS, INC., a New York corporation with its principal office located at 2165 Technology Drive, Schenectady, NY 12308 ("Trac Medical").

                                    RECITALS

         WHEREAS, bConnected has developed certain proprietary commerce, collaboration and communication software solutions which enable bConnected's customers to exchange documents and conduct business over the Internet with vendors, suppliers, customers and other trading partners, which such software solutions include without limitation the Document Viewer, Integrator, Process Engine, and the Visual Modeling Tool;

         WHEREAS, Trac Medical is, among other things, a leader in the electronic healthcare forms ("eDocuments") processing industry; and

         WHEREAS, bConnected and Trac Medical desire to enter into an agreement for the development, production of, and support an enterprise version of Trac Medical's proprietary electronic healthcare forms processing solution known as CareCert(R), which will have the characteristics and functionality described more fully in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties, and for other good and valuable consideration, receipt of which is hereby acknowledged, bConnected and Trac Medical agree as follows:

                                    AGREEMENT

1.       DEFINITIONS.

1.1      "AA Homecare" means the American Association for Homecare.

         1.2 "bConnected Customers" means those entities listed in Exhibit D, as updated from time to time by bConnected during the Term, that are, or have been customers of bConnected within the previous twelve (12) month rolling periods during the Term and who are not Members.

         1.3 "bPIP Software" means bConnected's Business Process Integration Platform computer software programs described in Exhibit A hereto, including updates and new releases thereto provided to Trac Medical pursuant to this Agreement, if any, and accompanying Documentation.

         1.4 "CareCert ES" means the enterprise version of the CareCert(R) eDocuments processing solution, as specified in the response to the RFP submitted by the parties [ * * * * ], to be developed by bConnected under this Agreement and consisting of [ * * * * ] and providing at a minimum functionality equivalent to that as provided by the CareCert Software as more particularly defined in the Statement of Work.

         1.5 "CareCert Software" means Trac Medical's CareCert(R) electronic forms processing computer software programs described in Exhibit B hereto, including updates and new releases thereto provided to bConnected pursuant to this Agreement, if any, and accompanying Documentation.

         1.6 "Confidential Information" means all information related to a party's business, financial affairs or operations, including but not limited to information related to business plans, technology, source code, product or service Development Requirements, Specifications, Acceptance Criteria, customers, pricing, techniques and methods, which is either marked or identified as confidential or which the receiving party knew or reasonably should have known, under the circumstances, was confidential.

         1.7 "Customer" means a person, company, or other legal entity (a) licensed to use the CareCert Software or CareCert ES for its own internal purposes and not for distribution to, or use on behalf of, others or (b) to whom services are provided using the CareCert Software or CareCert ES.

         1.8 "Developments" means all Technology made, conceived or reduced to practice by either Party or its employees in connection with the development of CareCert ES under this Agreement and all tangible and intangible results and items arising out of or constituting the results of the development of CareCert ES, but excluding the [ * * * * ] or any portion thereof.

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         1.9 "Documentation" means all information provided by a party to the other party which describes the form, features or operation of its software and which is contained in a tangible medium, such as written format, tape, magnetic or other media.

         1.10 "Executable Code" means the fully compiled version of a software program that can be executed by a computer and used by an end user without further compilation.

         1.11 "HA Agreement" means the definitive agreement, entered into concurrently with or subsequent to this Agreement, between Trac Medical, bConnected and Homecare Association regarding the development and marketing of CareCert ES to Members. The parties agree that execution of the HA Agreement is an express condition precedent to bConnected's obligations under this Agreement.

         1.12 "Homecare Association" means Homecare Association LLC, a party to the HA Agreement and a limited liability company organized by AA Homecare to carry out the transaction contemplated by the HA Agreement.

         1.13 "Intellectual Property Rights" means all present and future worldwide intellectual property rights, including without limitation, copyrights, trademarks, service marks, trade secrets, know how, inventions, patents, patent applications, moral rights and all other proprietary rights, whether registered or unregistered.

         1.14 "Malicious Code" means a computer program or piece of computer code intentionally created to impair or corrupt computing systems, software, and/or computer networks, including, without limitation, any so-called "worms," "viruses," "back doors," "time bombs," "Trojan Horses," "drop dead devices," (as these terms are commonly used in the computer software field), or other software routines designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of function.

         1.15 "Marks" means the trademarks and trade names of Trac Medical and bConnected listed in Exhibit A.

         1.16 "Member" means a person, company, or other legal entity that is a member of AA Homecare.

         1.17 "RFP" means the AA Homecare request for proposal.

         1.18 "Source Code" means the human-readable version of a software program that can be compiled into Executable Code.

         1.19 "Specifications" means the technical and other specifications for CareCert ES, as set forth in the Statement of Work.

         1.20 "Statement of Work" shall means the statement of work attached to this Agreement as Exhibit B as further described in Section 2.1.

         1.21 "Technology" shall mean algorithms, concepts, data, designs, developments, discoveries, inventions or innovations, whether or not patentable; and object models and modeling tools, HTML code, know-how, methods, Executable Code, Source Code, procedures, programs, techniques, text and web pages, whether or not copyrightable.

         1.22 "Trac Medical Service" means Trac Medical's proprietary eDocument service currently marketed under the name CareCert, as currently operational and as may be modified, upgraded or otherwise improved in the future so long as it continues to provide the core functionality currently offered, including without limitation, any updated version of the such service using CareCert ES, as described in this Agreement and the HA Agreement.

2. DEVELOPMENT EFFORT

         2.1 Statement of Work. bConnected has prepared the Statement of Work attached to this Agreement as Exhibit B, mutually agreed to by the parties, that outlines the requirements for development of CareCert ES, as set forth in the response to the RFP submitted by the parties on November 14, 2003. The Statement of Work sets forth the high level functional Specification of what will be built with specific deliverables and timetable and the estimate for the total amount of Professional Services Fees. The Statement of Work includes, without limitation, the following: (a) development requirements and responsibilities of each party (the "Development Requirements"), (b) major characteristics of performance and functionality, technical requirements and technical specifications of CareCert ES, (c) the procedures for testing (if any) CareCert ES and the acceptance criteria for the acceptance of CareCert ES ("Acceptance Criteria"), (d) target dates for completion of major milestones and (e) cost & time estimates for each major milestone. The parties agree that the Statement of Work shall automatically, without any further action by the parties, incorporate the terms and conditions of this Agreement. The Statement of Work may be modified, but only if such modification is in writing and signed by both parties. In the event of any conflict between any terms of this Agreement and the terms set forth in the Statement of Work, the terms of this Agreement shall govern, unless specifically stated otherwise in the Statement of Work.

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         2.2 Liaison. Upon the execution of the Agreement, the parties shall commence the necessary interfacing to permit bConnected to immediately commence development of CareCert ES. Each party agrees to appoint a principal point of contact, identified in the Statement of Work as "Project Managers," to whom all communications between the parties with respect to development of CareCert ES shall be directed.

         2.3 Delivery of Trac Medical Property. Subject to Section 4.2, Trac Medical shall deliver to bConnected such of its Trac Medical Property (as defined below) as may be reasonably required by bConnected in order to enable it to comply with its obligations as set forth in this Agreement, including all necessary code and other design information related to the current version of the CareCert Software, and any other materials or information related to the CareCert Software and its operating system, as may be reasonably required by bConnected in order to perform the development work required to [ * * * * ]

         2.4 Cooperation and Assistance. The parties will cooperate and assist each other in connection with the development of CareCert ES. Such cooperation and assistance will include, in addition to any duties or responsibilities of the parties set forth in the Statement of Work, each party providing to the other party in a timely manner all information reasonably necessary for the other party to perform it obligations in connection with the development of CareCert ES. In addition, Trac Medical shall provide the services of at least one engineer with a high level of familiarity with the current version of the CareCert Software overall design and specific code, and access to other Trac Medical employees as may be reasonably required to assist bConnected in connection with the development of CareCert ES.

         2.5 Development of CareCert ES. Subject to the terms and conditions of this Agreement (including, without limitation payment of all applicable fees), bConnected shall [ * * * * ] to develop and deliver CareCert ES in accordance with the Statement of Work and the Specifications. CareCert ES shall be delivered in such format and on such media as agreed to by the parties in the Statement of Work. Subject to milestones set forth in the Statement of Work, bConnected shall determine the manner and means of developing CareCert ES and shall use its [ * * * * ] to meet any target dates set forth in the Statement of Work; provided, however, that the target date for CareCert ES shall be extended by one (1) day for each day of delay caused by failure of Trac Medical to complete any of its prerequisite obligations in timely fashion. bConnected shall have no liability for delays in the delivery of CareCert ES resulting from the acts or omissions of Trac Medical, its agents or employees. Provided bConnected uses its [ * * * * ] to timely develop and deliver CareCert ES in accordance with the Statement of Work, Trac Medical acknowledges and agrees that any target dates set forth in the Development Requirements are only estimates that may not be obtainable and are subject to such changes as may be necessary or appropriate during the course of the development as agreed to by the parties.

         2.6 Delivery; Acceptance.

              (a) Subject to the terms and conditions of this Agreement (including, without limitation payment of all applicable fees that are not disputed by Trac Medical in good faith), bConnected will deliver CareCert ES to Trac Medical (a) in its entirety in Executable Code format and (b) in Source Code format, excluding any Source Code for any bConnected Property (which shall be governed by Section 11 of this Agreement). Trac Medical's access to the Source Code prior to its acceptance of CareCert ES shall be limited solely to the purpose of determining whether CareCert ES satisfies the Acceptance Criteria. Upon completion of the milestones as set forth in the Statement of Work, Trac Medical shall have the right to receive the Source Code to CareCert ES, excluding any Source Code for any bConnected Property, for such acceptance testing, and bConnected shall promptly deliver such Source Code to Trac Medical, upon the reasonable request of Trac Medical's Project Manager. Trac Medical's obligation to pay all applicable fees that are not disputed in good faith prior to its receipt of such Source Code shall be limited to those fees which are actually due and owing as of the date Trac Medical requests delivery of the Source Code. In the event that CareCert ES fails to function during development and neither Trac Medical nor bConnected can remedy the problem within a reasonable time frame, then Trac Medical shall be entitled to review the bPIP Source Code in the presence of the bConnected technical lead on the project on the bConnected premises, at a time convenient to both parties. Trac Medical acknowledges that at no time will Source Code to bConnected Property be transferred to Trac Medical except as provided under Section 11 of this Agreement and the Source Code Escrow Agreement between the parties.

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              (b) Upon delivery of CareCert ES to Trac Medical, Trac Medical shall have the right to review and test CareCert ES for a period of three (3) weeks following Trac Medical's receipt thereof (the "Acceptance Period") to determine whether CareCert ES operates substantially in accordance with the Acceptance Criteria. If Trac Medical fails to notify bConnected of its rejection of CareCert ES by the expiration of the Acceptance Period, or if CareCert ES operates substantially in accordance with the Acceptance Criteria, then CareCert ES will be deemed accepted upon the expiration of the Acceptance Period. If Trac Medical determines that CareCert ES fails to operate substantially in accordance with the Acceptance Criteria, Trac Medical will, prior to the expiration of the Acceptance Period, provide to bConnected a written rejection notice specifying its reasons for rejecting CareCert ES in sufficient detail to allow bConnected to reproduce such failure, and bConnected will use its [ * * * * ] to remedy the failure within three (3) weeks after receipt of such rejection notice. At the end of such three (3) week period, bConnected will submit a corrected version of CareCert ES to Trac Medical for further review pursuant to the terms of this Section 2.6. The procedure in this Section 2.6 will be repeated with respect to the corrected version of CareCert ES to determine whether CareCert ES operates substantially in accordance with the Acceptance Criteria, unless and until Trac Medical issues a final rejection of CareCert ES after rejecting CareCert ES on at least two (2) prior occasions. If Trac Medical issues a final rejection of CareCert ES pursuant to this Section 2.6, the parties will submit the dispute to Homecare Association or AA Homecare for consultation with the parties. The parties agree that an appropriate committee of at least five (5) persons of AA Homecare will make the final decision regarding any dispute in connection with the acceptance of the CareCert ES. Upon final acceptance of CareCert ES, bConnected will promptly provide Trac Medical with one (1) copy of the Source Code for Developments created by bConnected under this Agreement. In the event CareCert ES, as delivered by bConnected does not satisfy the Acceptance Criteria according to the foregoing procedures, Trac Medical shall have the right to terminate this Agreement in accordance with Section 10.2(c). Nothing herein shall confer jurisdiction upon Homecare Association or AA Homecare with respect to the CareCert Software.

         2.7 Change Orders; Conflicts. In the event either party requires a material change to the Development Requirements or Specifications, such party will provide a written change order to the other for approval, specifying the change requested (each a "Change Order"). Each party agrees that a Change Order may necessitate a change in the target dates and fees due under this Agreement. No Change Order will be binding upon either party until it is signed by the authorized representatives of both parties. Each Change Order will be governed by the terms and conditions of this Agreement. In the event of a conflict between the terms and conditions of this Agreement and those of a Change Order, the terms and conditions of this Agreement will control, unless specifically stated otherwise in the Statement of Work or applicable Change Order.

3. OWNERSHIP.

         3.1 bConnected Property. bConnected shall own and retain all right, title and interest in and to all Technology of bConnected in existence as of the Effective Date, including without limitation the bPIP Software, and Technology that bConnected creates during the Term, but independent of, this Agreement, together with all Intellectual Property Rights therein or thereto ("bConnected Property"). The bConnected Property includes any modifications, enhancements to or derivative works of the bConnected Property made, conceived or reduced to practice by bConnected or its employees during the Term ("bConnected Derivatives"). Any [ * * * * ] created by bConnected specifically for use with [
* * * * ] shall be considered part of the [ * * * * ] and [ * * * * ] under
Section 4. Except as otherwise expressly provided in Section 4, Trac Medical shall have no right in or to any bConnected Property or license under bConnected's Intellectual Property Rights, implied or express.

         3.2 Trac Medical Property. Trac Medical shall own and retain all right, title and interest in and to (i) all Technology of Trac Medical in existence as of the Effective Date, including without limitation the CareCert Software, and Technology that Trac Medical creates during the Term, but independent of, this Agreement, together with all Intellectual Property Rights therein or thereto and
(ii) all Developments made, conceived or reduced to practice by bConnected or Trac Medical or their employees in the course of performing any services under this Agreement, together with all Intellectual Property Rights therein or thereto (the "Trac Medical Property"). Except as otherwise expressly provided in the Statement of Work, the Trac Medical Property includes any modifications, enhancements to or derivative works of the Trac Medical Property made, conceived or reduced to practice solely by Trac Medical or its employees during the Term ("Trac Medical Derivatives"). Any Trac Medical Derivatives necessary for use with CareCert ES shall be considered part of the CareCert Software and licensed to bConnected under Section 4. Except as otherwise expressly provided in Section 4, bConnected shall have no right in or to any Trac Medical Property or license under Trac Medical's Intellectual Property Rights, implied or express.

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         3.3 Assignment. Subject to the terms and conditions of this Agreement, including the payment of all applicable fees which Trac Medical does not dispute in good faith, bConnected hereby assigns to Trac Medical all of bConnected's right, title, and interest in and to those Developments created by bConnected under this Agreement, together with all Intellectual Property Rights therein or thereto. bConnected agrees to execute such documents, render such assistance, and take such other reasonable actions as Trac Medical may reasonably request, at Trac Medical's expense, to apply for, register, perfect, confirm, and protect Trac Medical's rights in such Developments.

4. LICENSES.

         4.1 Trac Medical License to bPIP Software and Developments. Subject to the terms and conditions of this Agreement (including the restrictions set forth in Section 4.4), bConnected grants to Trac Medical a perpetual, non-exclusive, non-transferable (except as permitted in Section 14.3) license to:

              (a) reproduce and distribute copies of the bPIP Software and such Developments as may be bConnected Property, in Executable Code only, as [ * * *
* ], directly to Customers pursuant to a Customer Agreement that satisfies the requirements of Section 4.6 in the form mutually agreed to by the parties; and

              (b) use bConnected Property, in Executable Code form only, as [ *
* * * ] to provide application services directly to Customers pursuant to a Customer Agreement that satisfies the requirements of Section 4.6 in the form mutually agreed to by the parties.

         4.2 bConnected License to CareCert Software. Subject to the terms and conditions of this Agreement, Trac Medical grants to bConnected a non-exclusive, non-transferable (except as permitted under Section 14.3) license to:

              (a) use, reproduce, modify, and create derivative works of the CareCert Software, in Source Code form, only as may be [ * * * * ] and to otherwise [ * * * * ] with the [ * * * * ] and the [ * * * * ] to create CareCert ES; and

              (b) market and promote the CareCert Software, in Executable Code only, solely as integrated into CareCert ES, directly to the bConnected Customers pursuant to a Sales Agreement (as defined below); and

              (c) use the CareCert Software, in Executable Code form only, solely as integrated in CareCert ES to conduct demonstrations directly for the bConnected Customers.

         4.3      Exclusivity.

              (a) During the [ * * * * ] and for [ * * * * ] after [ * * * * ], or (ii) enter into a [ * * * * ] or any other [ * * * * ] with any [ * * * * ] or [ * * * * ], as the case may be, pursuant to which such [ * * * * ] or [ * *
* * ], acting on behalf of such entity, will [ * * * * ] or technology substantially [ * * * * ] for the purpose of [ * * * * ]. Nothing in this
Section 4.3 shall be construed to prevent either party from developing, using, licensing or distributing (either directly or pursuant to an agreement wit a third-party) any upgrade or modification to CareCert ES in order to (A) comply with its obligations arising under Section 5 hereof, the HA Agreement or other end user agreement or (B) otherwise maintain or enhance the functionality of CareCert ES.

              (b) During the [ * * * * ] will have the [ * * * * ] to act as [ *
* * * ] to [ * * * * ]to the [ * * * * ]. [ * * * * ] will not, nor will it permit any [ * * * * ] to, [ * * * * ] or provide [ * * * * ] using [ * * * * ] to [ * * * * ] unless and until the parties execute a mutually agreed upon sales representative or similar agreement ("Sales Agreement").

           4.4      Restrictions.

              (a) Trac Medical acknowledges that the bConnected Property and the structure, organization, and Source Code thereof constitute valuable trade secrets of bConnected. Accordingly, except as expressly permitted herein or as otherwise authorized by bConnected in writing, Trac Medical will not, and will not permit any third party to (a) modify, adapt, alter, translate, or create derivative works from the bConnected Property; (b) sublicense, lease, rent, loan, sell, distribute, make available or otherwise transfer the bConnected Property to any third party, (c) reverse engineer, decompile, disassemble, or otherwise attempt to derive the Source Code for the bConnected Property; or (d) otherwise use or copy the bConnected Property except as expressly allowed under
Section 4.1.

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              (b) bConnected acknowledges that the Trac Medical Property and the structure, organization, and Source Code thereof constitute valuable trade secrets of Trac Medical. Accordingly, except as expressly permitted herein or as otherwise authorized by Trac Medical in writing, bConnected will not, and will not permit any third party to (a) modify, adapt, alter, translate, or create derivative works from the Trac Medical Property; (b) sublicense, lease, rent, loan, sell, distribute, make available or otherwise transfer the Trac Medical Property to any third party, (c) reverse engineer, decompile, disassemble, or otherwise attempt to derive the Source Code for the Trac Medical Property; or
(d) otherwise use or copy the Trac Medical Property except as expressly allowed under Section 4.2.

              (c) Trac Medical may distribute CareCert ES or provide application services using CareCert ES to any entity [ * * * * ], pursuant to the Sales Agreement which shall set forth the appropriate terms and conditions as well as the [ * * * * ] in a form and [ * * * * ].

         4.5 Trademark License; Branding. Subject to the terms and conditions of this Agreement, each party grants to the other a non-exclusive, non-transferable (except as permitted under Section 14.3), royalty-free license to use and reproduce the such party's Marks solely in connection with marketing, promotion and demonstration of CareCert ES. Each party agrees to state in appropriate places on all materials using the other party's Marks that such party's Marks are trademarks of such party and to include the symbol (TM) or (R) as appropriate. Each party grants no rights in its Marks other than those expressly granted in this Section 4.5. The parties will market and distribute CareCert ES as "CareCert ES," unless otherwise mutually agreed in writing. Each party agrees not to take any action inconsistent with the ownership of the other party's Marks. Neither party will adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the other party's Marks or in such a way as to create combination marks with the other party's Marks. Each Party will provide the other party with samples of all products and materials that contain the other party's Marks prior to their public use, distribution, or display for such party's quality assurance purposes and will obtain the other party's written approval before such use, distribution, or display. Upon request, each party will modify or discontinue any use of the other party's Marks if such party determines that such use does not comply with it's then-current trademark usage policies and guidelines.

         4.6 Customer Agreements. Before distributing CareCert ES or providing applications services using CareCert ES to a Customer, Trac Medical will enter into a binding, written agreement with such Customer that contains terms no less restrictive than those set forth in this Agreement. Trac Medical will enforce each such agreement with at least the same degree of diligence that Trac Medical uses to enforce similar agreements for its own products or other software products that it distributes, but in no event less than reasonable efforts. Trac Medical will promptly notify bConnected if Trac Medical becomes aware of any material breach of any such agreement as such breach relates to the bPIP Software. Upon the termination of any such agreement, Trac Medical will use reasonable efforts to obtain from the Customer all copies of CareCert ES and Documentation that contain bConnected Property in such Customer's possession or control.

         4.7 Required Third Party Hardware and Software. Trac Medical and/or Customers will be responsible for obtaining and maintaining all technology necessary to enable CareCert ES, including without limitation, [ * * * * ] (including those licenses set forth in Exhibit A [ * * * * ]. Trac Medical shall not be responsible for any hardware or software licenses required by bConnected in connection with the development of CareCert ES. In the event that Trac Medical installs redundant servers for CareCert ES or other remote equipment or requires services to support CareCert ES redundancy, these capital and operating expenses shall be the sole responsibility of Trac Medical.

5. SUPPORT AND MAINTENANCE SERVICES.

         5.1 Subject to the terms and conditions of this Agreement, for a period of [ * * * * ] beginning on date of the final delivery of CareCert ES to Trac Medical in accordance with the performance objectives and specific deliverables set out in the Statement of Work ("Initial Support Term"), bConnected shall provide Trac Medical with those support and maintenance services for the bPIP Software and the Developments described in Exhibit C attached hereto ("Support Services").

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         5.2 Subject to the terms and conditions of this Agreement, including without limitation Trac Medical's payment of all applicable Support Fees, for the remainder of the Initial Term after the end of the Initial Support Term (the "Subsequent Support Term"), Trac Medical will pay for and obtain Support Services from bConnected and bConnected will provide the Support Services to Trac Medical, in accordance with Section 6.5.

6. FEES; EXPENSES; PAYMENT.

         6.1 Setup and Integration Fee. Upon Trac Medical's receipt of at least [ * * * * ] under the [ * * * * ], Trac Medical will pay bConnected [ * * * * ] in the form of a [ * * * * ] development payment, which will be [ * * * * ].

6.2      Professional Services Fees.

              (a) Professional Services. During the Term, Trac Medical will pay bConnected the professional services fee ("Professional Services Fee") for the professional services related to the customized development work to be performed by bConnected in the creation of CareCert ES in accordance with the Statement or Work. The hourly rate for these professional services will be as described as [
* * * * ] set in Section 6.2(b) below. Trac Medical shall pay the Professional Service Fee as set forth in this Section 6. bConnected hereby agrees to a cap on the total amount of Professional Services Fees equal to [ * * * * ] of the estimated total Professional Service Fees set forth in the Statement of Work.

              (b) Discounted Consulting for Professional Services. In connection with the customization and installation and overall implementation of CareCert ES for each Customer, if required, bConnected shall charge Professional Services Fees directly to each Customer utilizing the [ * * * * ]. bConnected shall charge Customer [ * * * * ] per hour [ * * * * ] for the installation and optional customization of CareCert ES in a Customer's network. There shall be no limit to the aggregate Professional Services Fees billable by bConnected hereunder, however all Professional Services Fees will be pre-authorized by each Customer. A formal project definition and scope document shall be provided prior to project commencement for each Customer.

         6.3 License Fees.

              (a) Homecare Association License Fees. Pursuant to the terms of this Agreement related to the HA Agreement, Trac Medical will pay to bConnected a [ * * * * ] fee of [ * * * * ] ("License Fee") for the license of [ * * * * ] as an [ * * * * ] as follows:

                   (i) [ * * * * ]. Trac Medical will pay bConnected
[ * * * * ] of the License Fee in the form of a [ * * * * ] in immediately available funds, as funds [ * * * * ]. Notwithstanding anything in this Agreement or the Statement or Work to the contrary, bConnected will have [ * * *
* ], or any portion thereof, for Trac Medical until bConnected has received from Trac Medical an [ * * * * ]. Trac Medical acknowledges and agrees that (A) the [
* * * * ] set forth in Section 1 of the SOW in Exhibit B, [ * * * * ], and (B) if and when bConnected has expended resources in an amount equal to the initial [ * * * * ], bConnected will have [ * * * * ], or any portion thereof, for Trac Medical [ * * * * ] in the amount equal to [ * * * * ].

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                (ii) [ * * * * ]. Trac Medical will pay bConnected a [ * * * * ]
portion of the License Fee in the amount of [ * * * * ] within [ * * * * ] in accordance with Section 2.7.

                (iii) License Fees on Transactions. The balance of the License Fees will be paid to bConnected on an ongoing basis, in amounts equal to a [ * *
* * ] rate of (1) [ * * * * ] of the [ * * * * ] from Customer's use of the [ *
* * * ] or [ * * * * ], less the [ * * * * ] by Trac Medical under the HA Agreement [ * * * * ] during the period beginning upon the Effective Date and [
* * * * ] after acceptance ("Initial Payment Period"), and (2) [ * * * * ] of the [ * * * * ] after the end of the Initial Payment Period. Such License Fees will be payable by Trac Medical until Trac Medical has paid bConnected the balance of the License Fee in an aggregate amount of [ * * * * ], [ * * * * ] and the [ * * * * ]. During the Initial Term, in no event will [ * * * * ] , as applicable, for each [ * * * * ] using the [ * * * * ] or [ * * * * ], regardless of whether such [ * * * * ] was pre-purchased or otherwise discounted. In contemplation of the possibility that Trac Medical may alter its revenue model during the Term, if Trac Medical charges Customers for use of the CareCert Software or CareCert ES or for services provided using the CareCert Software or CareCert ES other than on a [ * * * * ] basis, then Trac Medical will pay bConnected [ * * * * ] using the [ * * * * ] as set forth in this Section.

         6.4 License Fee Exemption. The License Fees set forth in Section 6.3(a)(iii) above and the Support Fee requirements set forth in Section 6.5 below will not apply to any [ * * * * ] already using the [ * * * * ] prior to execution of the [ * * * * ] as listed in Exhibit D ("Existing CareCert Customers"), unless such [ * * * * ] to [ * * * * ], in which case both the License Fees and Support Fees will apply in the same amounts and payment structure as set out for HA Agreement Customers. License Fees and Support Fees payable from revenues earned from Customers who commence using the CareCert Software after execution of the HA Agreement, but before bConnected delivers CareCert ES, will be earned by bConnected, but payment of such License Fees shall be due to bConnected on delivery of CareCert ES, and such payment shall be reconciled against the advance payment set out in Section 6.3(b) above.

         6.5 Support Fees. In consideration of the Support Services to be performed by bConnected hereunder, Trac Medical shall pay bConnected [ * * * * ] support and maintenance fee as outlined herein ("Support Fee"). Support Services during the Initial Support Period will be provided by bConnected to Trac Medical [ * * * * ]. During the entire Subsequent Support Term, Trac Medical shall pay the Support Fee in [ * * * * ], calculated as [ * * * * ] of the [ * * * * ], on [ * * * * ] from the [ * * * * ], from use or license by Customers of the [ * *
* * ] and [ * * * * ], and reconciled each quarter, to an [ * * * * ].

         6.6 bConnected Revenue Share. For each bConnected Customer that executes a purchase, license, service or similar agreement with the Trac Medical, Trac Medical will [ * * * * ] as set forth in the Sales Agreement.

         6.7 Costs and Expenses. Trac Medical shall reimburse bConnected for reasonable travel, lodging and meal expenses, and such other costs and expenses as bConnected may incur in connection with the acceptance testing. bConnected will invoice Trac Medical on a periodic basis, no more frequently than monthly, for costs and expenses due hereunder, and Trac Medical shall pay all amounts invoiced within thirty (30) days of the invoice date. bConnected shall not incur any reimbursable expenditures in excess of $250 without first obtaining the written consent of Trac Medical.

        6.8 Payment Terms.

              (a) Except for [ * * * * ], Trac Medical shall pay bConnected all [ * * * * ] within thirty (30) days after the end of each calendar quarter in which [ * * * * ].

              (b) Trac Medical shall pay bConnected all [ * * * * ] thirty (30) days after the end of each calendar quarter in which [ * * * * ].

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]


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              (c) Except for or License Fees which are due as set forth in
Section 6.8(a) and 6.8(b), and Services Fees which are due as set forth in
Section 6.5, Trac Medical shall pay all amounts set forth on bConnected's invoices in immediately available funds within thirty (30) days after the date of invoice. All fees due hereunder are non-refundable (except as expressly provided herein) and not contingent on any additional services or products to be provided. All payments must be made in U.S. dollars. Outstanding balances shall accrue interest at a rate equal to the lesser of one and one half percent (1 1/2%) per month and the maximum rate permitted by applicable law, from due date until paid. All fees due hereunder are exclusive of, and Trac Medical shall pay, all sales, use and other taxes, export and import fees, customs duties and similar charges applicable to the transactions contemplated by this Agreement, except for taxes based upon bConnected's net income. Trac Medical agrees to indemnify and hold bConnected harmless from and against all claims, liabilities, costs, expenses and penalties arising out of or related to Trac Medical's failure to timely report or pay any such taxes, fees, duties or charges.

         6.9 Records. At all times during the Term, and for at least one (1) year after the termination of this Agreement, Trac Medical will maintain at its principal place of business complete and accurate records with respect to Trac Medical's activities pursuant to this Agreement, including, without limitation, all data needed for verification of amounts to be paid to bConnected under this Agreement.

         6.10 Audits. bConnected will have the right, during normal business hours and upon at least ten (10) days prior notice, to have an independent audit firm selected by bConnected, and reasonably acceptable to Trac Medical, inspect Trac Medical's facilities and audit Trac Medical's records relating to Trac Medical's activities pursuant to this Agreement in order determine Trac Medical's compliance with the terms and conditions of this Agreement, including, without limitation, to verify (i) Trac Medical's compliance with the terms and conditions of this Agreement, and (ii) that Trac Medical has paid bConnected the correct amounts owed under this Agreement. The audit will be conducted at bConnected's expense, unless the audit reveals an underpayment of five percent (5%) or more in any month, in which case Trac Medical will reimburse bConnected for all reasonable costs and expenses incurred in connection with such audit. Trac Medical will promptly pay any amounts shown by any such audit to be owing plus interest as set forth in Section 6.8. Any confidential or proprietary information disclosed in the course of the audit will be subject to the confidentiality provisions between Trac Medical and bConnected in this Agreement.

7. WARRANTIES; DISCLAIMER.

         7.1 Mutual Warranties. Each party represents and warrants that:

              (a) it has full right, power, and authority to enter into this Agreement, to perform its obligations and duties under this Agreement, and to grant the licenses granted by it in this Agreement;

              (b) its execution, delivery, and performance of this Agreement does not and will not conflict with, violate, or result in a breach of any other agreement, judgment, order, stipulation, or decree by which such party is bound;

              (c) it will perform its obligations under this Agreement in a workmanlike manner, in conformity with the professional standards for comparable services in the industry and in compliance with this Agreement; and

              (d) respectively, the bConnected Property and the Trac Medical Property will contain no Malicious Code at the time of delivery, and prior to delivery each party will have taken reasonable precautions to ensure that the bConnected Property and the Trac Medical Property are free of Malicious Code.

         7.2 Warranties to Deliverables. bConnected further represents and warrants as follows: [ * * * * ] Notwithstanding anything else set forth in this Agreement, Trac Medical's sole and exclusive remedy for breach of the warranties provided by Section 7.2(a) shall be [ * * * * ]. In the event that Trac Medical notifies bConnected during the Initial Support Period of any reproducible failure of CareCert ES to conform to the warranty, in this Section 7.2(b) due to an error in the bPIP Software or the Developments, Trac Medical's sole and exclusive remedy will be that bConnected shall correct and repair any such error in the bPIP Software and Developments that prevents CareCert ES from performing in accordance with the provisions of this Agreement and in accordance with the Statement of Work at no additional charge to Trac Medical.

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

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         7.3 Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS
7.1 AND 7.2, THE BCONNECTED PROPERTY, THE TRAC MEDICAL PROPERTY AND ALL SERVICES AND ARE PROVIDED UNDER THIS AGREEMENT "AS IS" WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING OR COURSE OF PERFORMANCE. BCONNECTED DOES NOT WARRANT THAT THE BPIP SOFTWARE, THE
DEVELOPMENTS OR ANY SERVICES WILL MEET TRAC MEDICAL'S REQUIREMENTS, OR THAT THE OPERATION OF THE BPIP SOFTWARE OR DEVELOPMENTS WILL BE UNINTERRUPTED, ERROR-FREE OR SECURE.

8. INDEMNIFICATION.

         8.1 bConnected Indemnity Obligations. bConnected agrees to defend, indemnify and hold harmless Trac Medical from and against any and all loss, liability and expense (including reasonable attorneys' fees) suffered or incurred by reason of any claims, proceedings or suits brought by a third party against Trac Medical to the extent based on, arising out of or resulting from:
(a) any claim that the bPIP Software or Developments, when used in accordance with such license granted in Section 4, infringes upon any U.S. patent, copyright or trade secret rights of the third party, (b) the gross negligence or willful misconduct of bConnected, its agents or employees in connection with the performance of the development work hereunder, (c) bConnected's use of the Trac Medical Deposit Materials (defined in Section 11.2(a)) or (d) [ * * * * ]. In the event the bPIP Software or the Developments become, or in bConnected's opinion is likely to become, the subject of a claim of infringement, bConnected may, in addition to its obligations to defend, indemnify and hold Trac Medical harmless, at its option and expense, (i) procure for Trac Medical the right to continue using the bPIP Software and Developments as provided in Section 4, (ii) replace or modify the bPIP Software and Developments, as applicable, so that they becomes non-infringing, and remains functionally equivalent, or (iii) terminate the license granted with respect to the bPIP Software and Developments and refund to Trac Medical a pro-rated portion of all License Fees paid by Trac Medical to bConnected pursuant to Section 6 of this Agreement up to an amount not to exceed [ * * * * ]. Notwithstanding the foregoing, bConnected will have no obligation under this Section 8.1(a) or otherwise with respect to any infringement claim based upon (A) any use of bPIP Software or Developments not in accordance with this Agreement, (B) any use of bPIP Software or Developments in combination with other products, equipment, software or data not contemplated by this Agreement, where use of the bPIP Software or Developments alone would not have been infringing; or (C) any modification of the bPIP Software or Developments by any person other than bConnected, unless authorized by bConnected in writing. Notwithstanding the foregoing, bConnected will have no obligations under Section 8.1(c) to the extent that the claim alleges that the unmodified Trac Medical Deposit Materials infringes upon any U.S. patent, copyright or trade secret rights of a third party.

         8.2 Trac Medical Indemnity Obligations. Trac Medical agrees to defend, indemnify and hold harmless bConnected from and against any and all loss, liability and expense (including reasonable attorneys' fees) suffered or incurred by reason of any claims, proceedings or suits brought by a third party against bConnected to the extent based on, arising out of or resulting from: (a) any claim that the CareCert Software, when used in accordance with such license granted in Section 4, infringes upon any U.S. patent, copyright or trade secret rights of the third party, (b) the gross negligence or willful misconduct of Trac Medical, its agents or employees in connection with the performance hereunder or (c) Trac Medical's use of the bConnected Deposit Materials (defined in Section 11.1(a)). In the event the CareCert Software becomes, or in Trac Medical's opinion is likely to become, the subject of a claim of infringement, Trac Medical may, at its option and expense, (i) procure for bConnected the right to continue using the CareCert Software as provided in Section 4, (ii) replace or modify the CareCert Software, as applicable, so that they becomes non-infringing, and remains functionally equivalent, or (iii) terminate the license granted with respect to the CareCert Software. Notwithstanding the foregoing, Trac Medical will have no obligation under this Section 8.2(a) or otherwise with respect to any infringement claim based upon (A) any use of CareCert Software not in accordance with this Agreement, (B) any use of CareCert Software in combination with other products, equipment, software or data, where use of the CareCert Software alone would not have been infringing; or (C) any modification of the CareCert Software by any person other than Trac Medical, unless authorized by Trac Medical in writing. Notwithstanding the foregoing, Trac Medical will have no obligations under Section 8.2(c) to the extent that the claim alleges that the unmodified bConnected Deposit Materials infringes upon any U.S. patent, copyright or trade secret rights of a third party.

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

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         8.3 Indemnification Procedure. The indemnified party shall: (a) give prompt notice of any claim for which indemnification is sought to the indemnifying party; (b) grant sole control of the defense or settlement of the claim or action to the indemnifying party (except that the indemnified party's prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation of or result in any ongoing material liability to the indemnified party); and (c) provide reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, assistance in the defense or settlement of the claim. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved hereunder for failure to do the foregoing, or delay with so doing, unless the indemnifying party is prejudiced thereby. In addition, the indemnified party may, at its own expense, participate in its defense of any claim.

9. CONFIDENTIALITY.

         9.1 Obligations. Each party agrees that it will (a) not use the Confidential Information of the other party for any purpose not expressly permitted by this Agreement; (b) hold the other party's Confidential Information in confidence using the same standard of care as it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care; (c) not disclose the Confidential Information of the other to any third party without the other's prior written consent, except as expressly permitted under this Agreement; and (d) limit access to the other's Confidential Information to those of its employees or agents having a need to know who are bound by confidentiality obligations at least as restrictive as those set forth herein. Notwithstanding the foregoing, (i) either party may make disclosures as required or requested by a court of law or any governmental entity or agency, including but not limited to disclosures required by the Securities and Exchange Commission of the United States or any similar authority in any other country, provided that such party provides the other with reasonable prior notice to enable such party to seek confidential treatment of such information; and (ii) either party may disclose the terms and conditions of this Agreement solely to potential investors, acquisition partners and its legal counsel and accountants solely in connection with appropriate due diligence investigations in connection with a proposed financing or acquisition, provided that each such third party is bound by confidentiality obligations at least as restrictive as those set forth herein.

         9.2 Exclusions. The restrictions on the use and disclosure of Confidential Information shall not apply to any Confidential Information, or portion thereof, which (a) is or becomes publicly known through no act or omission of the receiving party; (b) is lawfully received from a third party without restriction on disclosure; (c) is already known by the receiving party at the time it is disclosed by the disclosing party without confidentiality restriction, as shown by the receiving party's written records; or (d) is independently developed by the receiving party without reference to the disclosing party's Confidential Information, as shown by the receiving party's written records.

         9.3 Injunctive Relief. Each party acknowledges that a breach or threatened breach of this Section 9 would cause irreparable harm to the non-breaching party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which a party may be legally entitled, the non-breaching party shall have the right, notwithstanding Section 14.7 hereof, to seek immediate injunctive or other equitable relief in the event of a breach of this Section 9 by the other party or any of its employees or agents.

10. TERM AND TERMINATION.

         10.1 Term. Unless earlier terminated pursuant to Section 10.2, the term of this Agreement shall commence on the Effective Date and shall continue for a period of [ * * * * ] years (the "Initial Term"), and thereafter, shall automatically renew for successive one (1) year renewal terms (each a "Renewal Term"), unless either party provides the other party with written notice of its intent not to renew at least ninety (90) days prior to the expiration of the Initial Term or then-current Renewal Term. The Initial Term and the Renewal Terms are collectively referred to as the "Term."

         10.2 Termination.

              (a) Either party may terminate the Agreement upon written notice in the event (a) the other party makes any assignment for the benefit of creditors or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee or receiver appointed for its business or assets, or (b) the other party is in material breach of any obligation under this Agreement, which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days after receipt of notice of such default.

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

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              (b) Notwithstanding the foregoing, bConnected may also terminate the Agreement immediately upon written notice in the event Trac Medical fails to pay any undisputed amounts payable hereunder within ten (10) business days after receiving written notice from bConnected that payment is overdue.

              (c) Subject to the acceptance criteria set forth in the Statement of Work and in Section 2.6 of this Agreement, Trac Medical shall have the right to terminate this Agreement immediately upon written notice in the event that bConnected fails to deliver CareCert ES in accordance with the Statement of Work and bConnected does not cure such failure with thirty (30) days after receiving written notice of such failure from Trac Medical. In the event Trac Medical terminates this Agreement pursuant to the foregoing sentence, bConnected shall refund to Trac Medical only (i) the [ * * * * ] and (ii) any [ * * * * ]; provided that such [ * * * * ].

         10.3 Effect of Termination. Upon the expiration or termination of this Agreement, (a) each party shall return the other's Confidential Information in its possession or control, (b) subject to Section 10.4 below, all licenses to any bConnected Property other than those granted in Section 4.1 or Trac Medical Property granted to a party hereunder will immediately terminate, and each party shall promptly discontinue all use of the bConnected Property (other than pursuant to Section 4.1) or Trac Medical Property, as applicable, erase all copies thereof from it's computers, and return to the owner all other copies thereof in its possession or control, (c) all amounts not disputed in good faith that are owed by each party to the other party under this Agreement which accrued before such termination or expiration will be immediately due and payable and (d) bConnected shall deliver to Trac Medical the Source Code and Executable Code for the Developments (other than any bConnected Property, which shall be governed by Section 11 of this Agreement) completed up to the date of termination and Trac Medical shall have all right, title and interest thereto, provided that Trac Medical has paid all amounts owed to bConnected under this Agreement not disputed by Trac Medical in good faith. Sections 1, 3, 4.1 (subject to Section 10.4), 4.3, 4.4, 6, 7.2, 7.3, 8, 9, 10, 11, 12, 13 and 14
will survive the expiration or termination of this Agreement for any reason.

         10.4 Notwithstanding anything to the contrary in this Agreement, the licenses granted to Trac Medical by bConnected under Section 4.1 will survive termination of this Agreement [ * * * * ] in accordance with Section 6, [ * * *
* ], and all other amounts not disputed by Trac Medical in good faith and Trac Medical has not materially breached this Agreement at the time of termination. Notwithstanding the foregoing, upon the termination of this Agreement by bConnected for an uncured material breach by Trac Medical or pursuant to Section 8.1, the licenses to any bConnected Property granted to Trac Medical hereunder will immediately terminate, and Trac Medical shall promptly discontinue all use of the bConnected Property, erase all copies thereof from it's computers, and return to bConnected all copies thereof in its possession or control.

         11. SOURCE CODE ESCROW.

         11.1 bConnected Escrow.

              (a) Deposit. Within thirty (30) days after final acceptance by Trac Medical, bConnected shall place in escrow with a mutually acceptable escrow agent ("bConnected Escrow Agent"), a copy of the [ * * * * ] for the [ * * * * ] and [ * * * * ] (collectively referred to as the "bConnected Deposit Materials") bConnected shall enter into an escrow agreement with the bConnected Escrow Agent, the form of which is set forth at Exhibit E to this Agreement, identifying Trac Medical as a beneficiary thereunder ("bConnected Escrow Agreement"). On a quarterly basis during the Term after the initial deposit, bConnected shall deposit with the bConnected Escrow Agent any upgrades to the bConnected Deposit Materials released during the previous fiscal quarter.

              (b) Release. The bConnected Escrow Agreement shall provide Trac Medical with the right to obtain a copy of the bConnected Deposit Materials in the event that, during the Term, bConnected:

                     (i) is [ * * * * ] under this Agreement;

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]


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                (ii) [ * * * * ] under this Agreement;

                (iii) [ * * * * ]; or

                (iv) determines to [ * * * * ] set forth in this Agreement.

              (c) License. Upon release of the bConnected Deposit Materials to Trac Medical, bConnected grants Trac Medical a [ * * * * ] (unless Trac Medical commits a material breach of this Agreement), personal, nontransferable, nonexclusive right and license to use the bConnected Deposit Materials [ * * * * ] (either directly or through a third-party that is subject to the limitations contained herein) the [ * * * * ], as existing on the date of release from escrow, solely for the benefit of [ * * * * ] who have properly licensed the use of the [ * * * * ] and subject to the restrictions set forth in this Agreement.

              (d) Restrictions. The original and all copies of the bConnected Deposit Materials, in whole or in part, are Confidential Information and are the exclusive property of bConnected or its licensors, and shall be treated as such by Trac Medical during or after the Term of this Agreement. Nothing herein, however, shall be deemed as a grant or a license by bConnected to Trac Medical to create, or have created for its benefit, any derivative works based on the bConnected Deposit Materials other than to create or have created for the benefit of Customers from the bConnected Deposit Materials any (A) necessary fixes, patches and similar error corrections or (B) modifications to permit CareCert ES to process eDocuments that have been amended by the appropriate regulatory body.

           11.2     Trac Medical Escrow.

              (a) Deposit. Within sixty (60) days after the Effective Date, Trac Medical shall place in escrow with a mutually acceptable escrow agent ("Trac Medical Escrow Agent"), a copy of (i) the [ * * * * ] and the documentation pertaining to such source code and (ii) the executable code only (and related documentation) for software for the [ * * * * ] (the computer code and documentation referred to in clauses (i) and (ii) shall be collectively referred to as the "Trac Medical Deposit Materials") Trac Medical shall enter into an escrow agreement with the Trac Medical Escrow Agent, the form of which is set forth at Exhibit F to this Agreement, identifying bConnected as a beneficiary thereunder ("Trac Medical Escrow Agreement"). On a quarterly basis during the Term, Trac Medical shall deposit with the Trac Medical Escrow Agent any upgrades to the Trac Medical Deposit Materials released during the previous fiscal quarter.

              (b) Release. The Trac Medical Escrow Agreement shall provide bConnected with the right to obtain a copy of the Trac Medical Deposit Materials in the event that, during the Term, Trac Medical:

                (i)    [ * * * * ] under this Agreement;

                (ii)   [ * * * * ] under this Agreement;

                (iii)  [ * * * * ];

                (iv)   [ * * * * ]; or

                (v)    [ * * * * ] in this Agreement.

              (c) License. Upon release of the Trac Medical Deposit Materials to bConnected, Trac Medical grants bConnected a [ * * * * ] (unless bConnected commits a material breach of this Agreement), personal, nontransferable, nonexclusive right and license to use the Trac Medical Deposit Materials referred to in Section 11.2(a)(i) to [ * * * * ] (either directly or through a third-party that is subject to the limitations contained herein) the [ * * * * ], as existing on the date of release from escrow, solely for the benefit of [ *
* * * ] who have properly licensed the [ * * * * ] and subject to the restrictions set forth in this Agreement and (ii) to otherwise use the Trac Medical Deposit Materials solely for the purpose of [ * * * * ].

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]


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              (d) Restrictions. In the event the Trac Medical Deposit Materials are released from escrow, bConnected acknowledges and agrees that its use of the Trac Medical Deposit Materials referred to in Section 3.4(a)(ii) is subject to any additional license agreement required by the licensor of such other Trac Medical Deposit Materials. The original and all copies of the Trac Medical Deposit Materials, in whole or in part, are Confidential Information and are the exclusive property of Trac Medical or its licensors, and shall be treated as such by bConnected during or after the Term of this Agreement. Nothing herein, however, shall be deemed as a grant or a license by Trac Medical to bConnected to create, or have created for its benefit, any derivative works based on the Trac Medical Deposit Materials other than to create or have created for the benefit of Customers from the Trac Medical Deposit Materials referred to in
Section 3.4(a)(i) any (A) necessary fixes, patches and similar error corrections or (B) modifications to permit CareCert ES to process eDocuments that have been amended by the appropriate regulatory body.

         11.3 Provision of [ * * * * ]. In the event that bConnected obtains the Trac Medical Deposit Materials under Section 11.2, [ * * * * ].

         12. LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY ARISING OUT OF A BREACH BY EITHER PARTY OF SECTION 9 (CONFIDENTIALITY), OR LIABILITY ARISING OUT OF OBLIGATIONS UNDER SECTION 8 (INDEMNIFICATION) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING ANY LOST DATA OR LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE USE OF OR INABILITY TO USE CARECERT ES OR ANY SERVICES PROVIDED HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR LIABILITY ARISING OUT OF EITHER PARTY'S OBLIGATIONS UNDER SECTION 8 (INDEMNIFICATION), OR LIABILITY ARISING OUT OF OBLIGATIONS UNDER SECTION 9 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY'S TOTAL CUMULATIVE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE USE OF OR INABILITY TO USE CARECERT ES OR ANY SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED [ * * * * ] .

         13. MUTUAL NON-SOLICITATION. Neither party shall, during the Term, and for one (1) year thereafter, directly or indirectly hire or attempt to hire any employee of the other party who performed substantial work on any project covered by this Agreement without such other party's prior written consent; provided that the foregoing shall not prohibit either party from issuing advertisements of a general nature not specifically directed at any such employee and hiring any such employee so long as such party is in compliance with this Section 13.

14. GENERAL.

         14.1 Governing Law. This Agreement shall be governed by the laws of the State of Colorado, without regard to its principles of conflicts of law. The parties expressly exclude the application of the 1980 United Nations Convention on the International Sale of Goods.

         14.2 Relationship of Parties. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venture partner of or with the other, and neither party has the right or authority to assume or create any obligation on behalf of the other party.

         14.3 Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement, without consent, to a parent or subsidiary or to a successor (other than a competitor of the other party), whether by way of merger, sale of all or substantially all of its assets or otherwise. Any attempted assignment of this Agreement not in accordance with this subsection shall be null and void.

         14.4 Notices. Any notices or other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally, by courier service, by facsimile machine or by registered or certified mail, return receipt requested, postage pre-paid, to bConnected and to Trac Medical as follows:

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

                  If to Trac Medical:

                           Trac Medical Solutions, Inc.
                           Attn:  CEO
                           2165 Technology Drive
                           Schenectady, NY  12308

                  If to bConnected:

                           bConnected Software, Inc.
                           Attn: President and CEO
                           380 Interlocken Crescent, Suite 770
                           Broomfield, CO  80021

or to such other addresses as a party may designate pursuant to this notice provision. Any notice given shall be deemed to have been received on the date on which it is delivered personally, by courier service or by facsimile, or, if mailed, on the third business day following the mailing thereof.

         14.5 Force Majeure. Neither party shall be liable for any breach of the Agreement, other than any default in payment obligations, for any delay or failure of performance resulting from any cause beyond such party's reasonable control, including but not limited to the weather, civil disturbances, acts of civil or military authorities, or acts of God.

         14.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in full force and effect.

         14.7 Dispute Resolution. Each party agrees to negotiate in good faith to resolve any dispute, claim or controversy arising out of or related to this Agreement. In the event the parties are unable to resolve the dispute within fifteen (15) days following the commencement of negotiations, each party shall escalate the dispute through the appropriate levels of management, up to and including the level of vice president, until the resolution of the issue is achieved or the respective vice presidents cannot agree to a resolution of the dispute. Unless otherwise agreed to by both parties, in no event shall the escalation process exceed thirty (30) days. If, pursuant to the foregoing dispute resolution procedure, the parties are unable to resolve the dispute, claim or controversy, either party may institute an appropriate action in a federal or state court having jurisdiction over the parties.

         14.8 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

         14.9 Marketing Plan; Press Release. The parties shall cooperate with each other so that each party may issue a press release concerning this Agreement to be released simultaneously with the press release for the HA Agreement, provided that each party must approve, in writing, such press release prior to its release.

         14.10 Headings. The headings used for the sections of this Agreement are for information purposes and convenience only and in no way define, limit, construe or describe the scope or extent of the sections.

         14.11 Entire Agreement. This Agreement and its exhibits constitute the entire agreement between the parties with regard to the subject matter hereof. No oral or written representation that is not expressly contained in this Agreement is binding on bConnected or Trac Medical. No amendment to this Agreement or the Development Requirements shall be binding on either party unless in writing and signed by both parties.

         14.12 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         IN WITNESS WHEREOF, the duly authorized representatives of bConnected and Trac Medical have executed this Agreement as of the Effective Date.

BCONNECTED SOFTWARE, INC.                  TRAC MEDICAL SOLUTIONS, INC.

By: __________________________________     By: _________________________________


Name: ________________________________     Name: _______________________________


Title: _______________________________     Title: ______________________________


Date: ________________________________     Date: _______________________________

                                    EXHIBIT A

                       DESCRIPTION OF SOFTWARE; TRADEMARKS



bPIP Software is bConnected's Business Process Integration Platform which includes the [ * * * * ].



Trac Medical Trademarks:

[to be provided]

bConnected Trademarks:

[to be provided]



Third Party Licenses.  [ * * * * ]

















[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

                                    EXHIBIT B

                                   CARECERT ES

                                STATEMENT OF WORK

1.       Solution Architecture Services (services to commence for a period [ * *
         * * ] days when (i) the contract is signed, and (ii) receipt by [ * * *
         * ], and (iii) receipt by bConnected of the [ * * * * ], and (iv) receipt by bConnected of the current system functional specification for CareCert).

      o Integration Plan: Developing a detailed specification and implementation plan for integrating with:

            o     [ * * * * ]

            o [ * * * * ]- for the purpose of supporting digitally signed information

      o Install and Configure: Installing and configuring [ * * * * ] utilizing [ * * * * ]and an [ * * * * ]. Providing knowledge transfer for the CareCert development and support teams.

      o Functionality: Create a functional solution for providing electronic form completion and for routing. [ * * * * ]

            o     [ * * * * ].

            o     [ * * * * ].

            o     [ * * * * ].

            o     [ * * * * ].

            o     [ * * * * ].

            o     [ * * * * ].

            o     [ * * * * ].

            o     [ * * * * ].

            o     [ * * * * ].

2.       Trac Medical Responsibilities

         o Trac Medical will provide a current system functional specification.

         o Trac Medical will provide documentation of the [ * * * * ] described in Section 1, sub section Functionality, bullet point 3.

         o    Trac Medical will provide electronic samples of [ * * * * ].

         o Trac Medical will provide a list of current system enhancements that intended to be deployed in the current solution during CareCert ES development. Each enhancement will be described in a requirements document in enough detail as to allow for parallel development in CareCert ES. Any enhancements identified during Care Cert ES development will be communicated in like manner.

         o    Trac Medical will provide a [ * * * * ]

         o Trac Medical will provide a [ * * * * ]. This interface will [ * * * * ].

         o Trac Medical will provide a complete electronic copy of [ * * * * ]. This information will also be provided for any enhancements developed and deployed during development of CareCert ES. bConnected will also provide copies of all enhancements [ * * * * ].

         o    Trac Medical will provide a [ * * * * ].


[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

3.       Trac Medical Personnel

Trac Medical will provide access to key personnel including but not limited to personnel knowledgeable and experienced in the following:

         [ * * * * ]- Personnel knowledgeable in the existing solution business process and in the best practice process as [ * * * * ]. In addition, business processes involved in current system enhancements will be communicated. In addition, Trac Medical will provide the services of the lead engineer for CareCert for a period of at least 5 consecutive days, for meetings in Colorado at bConnected, within the first 3 weeks following the signing of the licensing agreement, and will deliver to bConnected a full description of the functional specifications for CareCert and CareCert ES no later than one week following the signing of the licensing agreement.

         Current Solution Software Expertise - Personnel knowledgeable in the architecture and inner workings of the existing software solution.

4.       bConnected Personnel and Software

         bConnected will provide access to key personnel in order to provide knowledge transfer of the CareCert ES system. Through this knowledge transfer, Trac Medical will be able to support and extend the CareCert ES system using the bConnected tools. bConnected will provide those tools 45 days prior to final delivery of Care Cert ES.

         bConnected will provide Trac Medical personnel with access to bConnected's existing Bug Tracking software at no cost during the development of CareCert ES.

         bConnected will provide Trac Medical personnel with access to a Q/A environment hosted by bConnected and will keep the Q/A environment up-to-date with the latest development work ready for quality assurance review and testing.

5.       Major Milestones and Payment Schedule

         Trac Medical will receive invoices from bConnected at the end of each calendar month, detailing the actual hours worked on each stage of the project. Trac Medical agrees to pay each invoice within thirty (30) days after receipt of each invoice.

         Milestone 1: At end [ * * * * ]:

         1.       [ * * * * ]

         2.       [ * * * * ]

         3. [ * * * * ] Estimated billing for period of $100,000. Estimated hours [ * * * * ]

         Milestone 2: At end of [ * * * * ], bConnected will deliver [ * * * * ]
         - Estimated billing for period of $175,000. Estimated hours [ * * * * ]

         Milestone 3: When final stage is [ * * * * ] - [ * * * * ]. - Estimated billing for period of $100,000. Estimated hours [ * * * * ]

6.       Additional Definitions

         (a) CareCert Software. CareCert Software shall mean the CareCert solution, (including but not limited to the current CareCert API), using the stated technical architecture in such a manner that at a minimum contains all current functionalities, as of the effective date of the Agreement, of the CareCert solution. bConnected hereby agrees that any reverse engineering of the current CareCert Software that it undertakes pursuant to this Agreement shall not be deemed in any way as new product development by bConnected, and any new code associated with the reverse engineering phase of the overall project as described in this Exhibit B, except for bConnected Property including bConnected Derivatives, shall be considered to be CareCert Software owned in its entirety by Trac Medical and bConnected shall make all such CareCert Software available to Trac Medical on an "as requested" basis.

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

         (b) CareCert ES. [ * * * * ]:

                  (i) [ * * * * ] which will mirror in functionality the solution provide by the current CareCert solution including but [ * * * * ].

                  (ii) [ * * * * ] current CareCert solution to [ * * * * ] supplied by providers plus a [ * * * * ] to provide [ * * * * ] processing and signing by physician. This [ * * * * ] with the existing [ * * * * ].

         (c) It is further agreed that CareCert ES will, at a minimum, include the characteristics identified in Paragraph 1 (Functionality) of this Statement of Work.

7. Acceptance. Upon completion of the Services provided under this Statement of Work, Client and Consultant shall meet on a mutually acceptable date to review the deliverables.


         IN WITNESS WHEREOF, pursuant and in accordance with the Development and License Agreement between the parties hereto dated ______________________, the parties have executed this Statement of Work as of this __the____ day of January, 2004.


TRAC MEDICAL SOLUTIONS, INC.:              BCONNECTED SOFTWARE, INC.


By: __________________________________     By: _________________________________


Printed Name: ________________________     Printed Name: _______________________


Title: _______________________________     Title: ______________________________



[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

                                    EXHIBIT C

                                SUPPORT SERVICES

1. DEFINITIONS.

         "Designated Interface" means the contact person or group designated by Trac Medical and agreed to by bConnected who will coordinate all Support Services requests to bConnected.

         "Error" means a reproducible defect in the Supported Program when operated on a Supported Environment, which causes the Supported Program not to operate substantially in accordance with the Specifications.

         "Resolution" means a modification or workaround to the Supported Program and/or documentation therefor and/or other information provided by bConnected to Trac Medical intended to resolve an Error.

         "Support Hours" means 8:30 a.m. to 5:00 p.m. (Eastern Time), Monday through Friday, excluding bConnected company holidays.

         "Supported Environment" means any hardware and operating system platform which bConnected supports for use with the Supported Program.

         "Supported Program" means the current version of the Deliverables, for which Trac Medical has paid the then-current Support Fees.

         "Update" means a subsequent release of the Deliverables which bConnected generally makes available for licensees of the Deliverables at no additional license fee other than shipping and handling charges. The term Update includes all bug fixes and Error corrections to a Deliverable but Updates does not include any release, option or future product which bConnected licenses separately, including but not limited to any release of the Deliverables which contains additional features or additional functionality. bConnected may charge additional license and support fees for any such release, option or future product.

2. SUPPORT SERVICES.

         2.1. Generally. Subject to the terms and conditions of this Agreement, including but not limited to payment of the Support Fees, the Support Services to be provided by bConnected to Trac Medical hereunder shall include: (a) support services to diagnose, verify and correct or otherwise remedy any Errors in the Supported Program and to answer technical questions or concerns related to the Supported Program, and (b) any Updates of the Supported Program, as and when made generally available to other bConnected licensees in bConnected's sole discretion. Trac Medical agrees that all requests for Support Services shall initially be delivered to bConnected via email. bConnected will acknowledge all email inquiries it receives from Trac Medical and will track, record and archive such messages. For all inquiries received by bConnected during its Support Hours, bConnected will provide an initial response acknowledging the inquiry to Trac Medical within four (4) business hours after its receipt of the inquiry. bConnected will provide an initial response acknowledging inquiries received after Support Hours by 11:00 a.m. MST the following business day. Thereafter, bConnected shall use commercially reasonable efforts to provide a Resolution to the Supported Program.

         2.2. Travel and Other Expenses. Support Services provided hereunder shall be provided at bConnected's principal place of business, or at Trac Medical's headquarters or offices at Trac Medical's expense, as determined in bConnected's sole discretion. Should Trac Medical request that bConnected send personnel to its offices to resolve any Error in the Supported Program, Trac Medical shall pay bConnected's reasonable travel, meals and lodging expenses. Under such circumstances, Trac Medical shall also pay actual costs for supplies and other expenses reasonably incurred by bConnected, which are not of the sort normally provided or covered by bConnected, provided that Trac Medical has approved in advance the purchase of such supplies and other expenses. If Trac Medical so requires, bConnected shall submit written evidence of each expenditure to Trac Medical prior to receiving reimbursement of such costs and expenses.

         2.3. Exceptions. bConnected will provide the Support Services only for the most current release and the immediately preceding major release of the Support Program. bConnected shall have no responsibility under this Agreement to fix any Errors arising out of or related to the following causes: (a) Trac Medical's modification or combination of the Supported Program (in whole or in part); (b) use of the Supported Program in an environment other than a Supported Environment; or (c) accident; unusual physical, electrical or electromagnetic stress; neglect; misuse; failure or fluctuation of electric power, air conditioning or humidity control; failure of media not furnished by bConnected; excessive heating; fire and smoke damage; operation of the Supported Program with other media and hardware, software or telecommunication interfaces not meeting or not maintained in accordance with the manufacturer's specifications; or causes other than ordinary use. Any corrections performed by bConnected for such Errors shall be made, in bConnected's reasonable discretion, at bConnected's then-current time and material charges. All Support Services requested by Trac Medical outside the Support Hours will be provided by bConnected at an additional cost to Trac Medical based on an hourly rate to be determined by the parties.

3. TRAC MEDICAL RESPONSIBILITIES.

         3.1. Supervision and Management. Trac Medical is responsible for undertaking the proper supervision, control and management of its use of the Supported Programs, including, but not limited to: (a) assuring proper Supported Environment configuration, Supported Programs installation and operating methods; and (b) following industry standard procedures for the security of data, accuracy of input and output, and back-up plans, including restart and recovery in the event of hardware or software error or malfunction.

         3.2. Training. Trac Medical is responsible for proper training of all appropriate personnel in the operation and use of the Supported Programs and associated equipment.

         3.3. Designated Interface. Trac Medical shall designate the following
(2) individuals to serve as the Designated Interface with bConnected for the Support Services provided hereunder: _______________________.

         3.4. Access to Personnel and Equipment. Trac Medical shall provide bConnected with access to Trac Medical's personnel and its equipment during Support Hours. This access must include the ability to remotely access the equipment on which the Supported Programs are operating and to obtain the same access to the equipment as those of Trac Medical's employees having the highest privilege or clearance level. bConnected will inform Trac Medical of the specifications of the remote access methods available and associated software needed, and Trac Medical will be responsible for the costs and use of said equipment.

                                    EXHIBIT D

              BCONNECTED CUSTOMERS AND EXISTING CARECERT CUSTOMERS

   bConnected Customers

       [ * * * * ]



Existing CareCert Customers







[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]
















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